First Focus Funds N-SAR 3/31/03
Screen # 38

77.M) First Focus Bond Fund merged into First Focus
Income Fund at the close of business on August 2,
2003.
The Agreement and Plan of Reorganization is dated
May 6, 2003.
The Board of Directors approved the reorganization
on May 6, 2003.
SEC Order declaring the Company's Form N-14
Registration Statement was effective on June 27,
2003
Shareholders of the Income Fund approved the reorganization on July 25, 2003.
Shareholders of the Bond Fund approved the reorganization on August 1, 2003.
The Income Fund was the legal and accounting survivor.